Exhibit 5(d)(1)



                             [COMPANY LETTERHEAD]



                                                            July 3, 1996


Federal Express Corporation
2005 Corporate Avenue
Memphis, Tennessee  38132

Ladies and Gentlemen:

          I am Vice President - Law of Federal Express Corporation (the "Company") and have acted as such in connection with the preparation and filing of a Registration Statement on Form S-3, as amended (the "Registration Statement") and the four prospectuses contained therein (collectively, the "Prospectuses") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to:

          (i) Equipment Trust Certificates, to be issued in one or more series in an aggregate principal amount of up to $1 billion pursuant to one or more Trust Indenture and Security Agreements (the "Indentures") to be entered into among the Company, State Street Bank and Trust Company, as Indenture Trustee, and First Security Bank, National Association, a national banking association, as Owner Trustee;

          (ii) Pass Through Certificates, to be issued in one or more series in an aggregate amount of up to $1 billion pursuant to a Pass Through Trust Agreement (the "Pass Through Agreement") dated as of June 1, 1996 between the Company and State Street Bank and Trust Company, as Pass Through Trustee;

          (iii) Debt Securities, to be issued in one or more series in an aggregate principal amount of up to $1 billion pursuant to a Trust Indenture to be entered into between the Company and The First National Bank of Chicago, as Trustee; or

          (iv) Preferred Stock and Common Stock of the Company, to be issued in an aggregate amount of up to $1 billion.

          In connection with the opinions expressed below, I or attorneys under my supervision have examined originals, or copies certified to my satisfaction, of such agreements, documents, certificates and statements of government officials and other papers as we have deemed necessary or advisable as a basis for such opinions. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. I or attorneys under my supervision have also examined the Pass Through Agreement and the forms of Indentures filed with the Securities and Exchange Commission.

          Based upon the foregoing, it is my opinion that:

          1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware and is duly authorized to carry on the business in which it is engaged.

          2. The execution and delivery by the Company of each Indenture and the Pass Through Agreement has been duly authorized by the Company.

          I am qualified to practice law in the State of Tennessee and I do not purport to be an expert on, or to express any opinion herein concerning, any laws other than the laws of the State of Tennessee, the corporate laws of the State of Delaware and the federal laws of the United States.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in the Prospectuses and in any subsequently filed Prospectus Supplements. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

                                        Sincerely,

                                        FEDERAL EXPRESS CORPORATION


                                        /s/ GEORGE W. HEARN
                                        -----------------------------
                                        George W. Hearn
                                        Vice President - Law